Exhibit 2.2

Execution Version

AMENDMENT NO. 1
TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of November 29, 2018, by and among DBM Global Inc., a Delaware corporation (“Buyer”), DBM Merger Sub, Inc., a Delaware corporation, and a wholly owned subsidiary of Buyer (“Merger Sub”), CB-Horn Holdings, Inc., a Delaware corporation (the “Company”), and Charlesbank Equity Fund VI, Limited Partnership, a Massachusetts limited partnership, solely in its capacity as representative for the Company’s securityholders (the “Stockholders’ Representative”).

RECITALS

WHEREAS, the Buyer, Merger Sub, the Company, and the Stockholders’ Representative are parties to that certain Agreement and Plan of Merger, dated as of October 10, 2018 (the “Merger Agreement”);

WHEREAS, Section 12.4 of the Merger Agreement provides that it may be amended, modified or supplemented at any time prior to the Effective Time by mutual agreement of Buyer, Merger Sub, the Company and the Stockholders’ Representative; and

WHEREAS, the undersigned parties desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.    Defined Terms. Unless otherwise specifically defined herein, each term used herein which is defined in Merger Agreement, as amended hereby, has the meaning assigned to such term in the Merger Agreement, as amended hereby.

Section 2.    Amendment of Certain Definitions.

(a)The following defined terms set forth in Section 1.1 of the Merger Agreement are hereby amended and restated in their entirety:

“Target Net Working Capital” means $35,000,000. “Escrow Amount” means $3,925,000.

(b)The reference to “SNC Receivables” in the definition of “Pre-Closing Taxes” is hereby replaced in its entirety with “Specified Accounts”.

(c)The following defined terms are hereby added to Section 1.1 of the Merger

Agreement:

“Fluor CEB Accounts” has the meaning specified in Section 6.19.

“Fluor Project” means FTI/Sasol Contract No. L2CC-SASOL-50-Kl12, Titan Contracting Project 1711087.

“Specified Accounts” has the meaning specified in Section 6.19.

Section 3. Amendment to Company Accounting Policies. Item 5 of Annex 1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“5. Current Assets shall (A) not include any (i) Cash, (ii) assets related to income Taxes, whether current or deferred, (iii) assets related to Indebtedness or Transaction Expenses, (iv) the SNC Receivables, (v) any assets associated with the AMECS projects referred to in item 7 below or (vi) the Fluor CEB Accounts, and (B) include any and all amounts due to the Company (i) under contract #15-53-023 (also known as the Shamokin Dam, PA / Hummel Station Project) and (ii) from Valmet, Inc. (including any amounts secured by that irrevocable letter of credit issued on behalf of Valmet, Inc. dated December 28, 2017).”

Section 4. Amendment of Section 3.8(b). The reference to “$5,000,000” in Section 3.8(b) of the Merger Agreement, which is included in the definition of “Adjustment Fund”, is hereby replaced in its entirety with $2,750,000.

Section 5. Amendment of Section 6.19. Section 6.19 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“SECTION 6.19 Collection of Certain Accounts. Following the Closing, Buyer shall cause the Company (and its Subsidiaries) to use commercially reasonable efforts to collect (a) the outstanding accounts receivable set forth in Section 6.19 of the Disclosure Schedule (the “SNC Receivables”) and (b) costs in excess of billings relating to the existing scope of the Fluor Project as detailed in Exhibit A (the “Fluor CEB Accounts”, and together with the SNC Receivables, the (“Specified Accounts”), and, as reasonably requested by the Stockholders’ Representative from time to time, provide the Stockholders’ Representative with

(i)	information regarding the status of collection of the Specified Accounts and

(ii)
reasonable access during normal business hours to all documentation and information in the possession or control of the Company or its Subsidiaries related to or supporting the Specified Accounts, in each case, subject to confidentiality requirements, if any, associated therewith. Any new work will be tracked internally on a separate job or contract number to ensure transparency in the segregation of the Fluor CEB Accounts and any new contract scope for Buyer. For the sake of clarity, any new or emerging work that Buyer chooses to perform that is not part of the existing scope of the Fluor Project shall not be considered part of the Fluor CEB Accounts. Upon any such collection, as and when received from time to time, Buyer shall, or shall cause the Company to, (i) promptly (but in any event within three (3) Business Days following collection) notify the Stockholders’ Representative of such collection and (ii) deliver all such collected amounts by wire transfer of immediately available funds to the account or accounts to be designated by the Stockholders’ Representative in writing as soon as reasonably practicable after receipt of such instructions from the Stockholders’ Representative. Without the prior written consent of the Stockholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), neither Buyer nor the Company nor any of its Subsidiaries may waive, discount, settle or otherwise compromise the Specified Accounts or any portion thereof. Upon reasonable request from the Stockholders’ Representative, notwithstanding anything to the contrary herein, Buyer shall (A) permit the Stockholders’ Representative’s, at its sole expense, to assign to any Person or Persons designated by the Stockholders’ Representative in writing its rights under this Section 6.19, or (B) cause the Company to assign the economic benefit of the Specified Accounts to any Person or Persons designated by the Stockholders’ Representative in writing; provided, however, that in the case of any assignment pursuant to clause (B) above, the assignment shall be subject to the assignee executing an acknowledgment reasonably satisfactory to Buyer of Buyer’s exclusive right to control the prosecution and collection of the Specified Accounts and a waiver of any right to litigate or otherwise directly pursue collection of any Specified Account against the applicable counterparty. Upon reasonable request from the Stockholders’ Representative, Buyer shall cause the Company (and its Subsidiaries) to provide copies of all documentation and information in the possession or control of the Company or its Subsidiaries related to or supporting the Specified Accounts to any such assignee. Notwithstanding anything to the contrary set forth herein: (1) nothing in this Section 6.19 shall require the commencement of any action, suit or similar proceeding by Buyer or its Affiliates in order to collect the Specified Accounts; (2) in the event that the Buyer and the Stockholders’ Representative agree to initiate any such action, suit or similar proceeding, Stockholders’ Representative shall be responsible for and pay any reasonable out of pocket costs and expenses associated therewith, including attorneys’ fees and expert fees; and (3) any such costs and expenses, if unpaid by the Stockholders’ Representative may be deducted by Buyer from any amount payable to the Stockholders’ Representative under this Section 6.19.

Section 6.    Additional Disclosures. The disclosures set forth on Appendix A are hereby added to the Disclosure Schedule and are deemed to have been included under Section 4.6(n), 4.8(b) and Section 4.18(a) of the Disclosure Schedule as of the date of the Merger Agreement for all purposes thereunder. Effective as of the effectiveness of this Amendment, Buyer, on behalf of itself and its Affiliates and Representatives, releases, discharges and waives any and all claims against the Company, the stockholders and former stockholders of the Company, and their respective Affiliates and Representatives, arising out of the matters disclosed in Appendix A and the disclosure thereof.

Section 7.    Effectiveness and Effect of Amendment. This Amendment is automatically effective upon receipt of written consents adopting this Amendment from the holders of a majority of the outstanding voting capital stock of the Company, including a majority of outstanding shares of Common Stock of Company. From and after the effectiveness of this Amendment, each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Merger Agreement shall refer to Merger Agreement, as amended hereby. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the parties under the Merger Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in Merger Agreement.

Section 8.    Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to principles of conflicts of laws thereof.

Section 9.    Counterparts. This Amendment may be executed in one or more counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties hereto have caused this Amendment to be duly executed as of the date first above written.

DBM GLOBAL INC.

By:    /s/ Michael Hill
Name: Michael Hill
Title: VP & CFO

DBM MERGER SUB, INC.

By:    /s/ Michael Hill
Name: Michael Hill
Title: President

CB-HORN HOLDINGS, INC.

By:    /s/ Michael V. Lampert
Name: Michael V. Lampert
Title: COO

STOCKHOLDERS’ REPRESENTATIVE:

CHARLESBANK EQUITY FUND VI, LIMITED PARTNERSHIP, solely as the Stockholders’ Representative under this Agreement

By: Charlesbank Equity Fund VI GP,
Limited Partnership, its General Partner

By: Charlesbank Capital Partners, LLC, its
General Partner

By:    /s/ Samuel P. Bartlett
Name: Samuel P. Bartlet
Title:

By:    /s/Brandon White
Name: Brandon White
Title:

[Signature Page to Amendment Number 1 to Agreement and Plan of Merger]